UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Southern First Bancshares, Inc.

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SOUTHERN FIRST BANCSHARES, INC.
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

We cordially invite you to attend the 2015 Annual Meeting of Shareholders of Southern First Bancshares, Inc. (the “Company”), the holding company for Southern First Bank (the “Bank”).  At the meeting, we will report on our performance in 2014 and answer your questions.  We look forward to discussing both our accomplishments and our future plans with you.  We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 19, 2015, at The Poinsett Club at 807 East Washington Street, Greenville, South Carolina at 5:00 p.m. Eastern Standard Time, for the following purposes:

1.

To elect four members to the Board of Directors;

2.

To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote);

3.

To approve an amendment to the 2010 Southern First Bancshares, Inc. Stock Incentive Plan to increase by 25,000 the number of shares of common stock issuable under the plan pursuant to restricted stock grants;

4.

To ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accountant; and

5.

To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 30, 2015 are entitled to attend and vote at the Annual Meeting.  A complete list of these shareholders will be available at the company’s offices prior to the meeting.  If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

R. Arthur Seaver, Jr. Chief Executive Officer

Greenville, South Carolina
April 14, 2015

SOUTHERN FIRST BANCSHARES, INC.
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 19, 2015

Our Board of Directors is soliciting proxies for the 2015 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

VOTING INFORMATION

The Board of Directors set March 30, 2015 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 6,230,820 shares of common stock outstanding on the record date.

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee to vote your shares as you decide and are also invited to attend the annual meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.  If a share is represented for any purpose at the meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum.  Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented.  If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, is required to be given of the adjournment.  If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Company's Bylaws.  Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Provided a quorum is established at the annual meeting, directors will be elected by a majority of the votes cast at the meeting. Shareholders of the Company do not have cumulative voting rights.  All other matters to be considered and acted upon at the meeting, including (i) the proposal to approve, as a non-binding advisory vote, the compensation of the Company's named executive officers, (ii) the proposal to approve an amendment to the 2010 Southern First Bancshares, Inc. Stock Incentive Plan to increase by 25,000 the number of shares of common stock issuable under the plan pursuant to restricted stock grants, and (iii) the proposal to ratify, as a non-binding advisory vote, the appointment of Elliott Davis Decosimo, LLC (“Elliott Davis”) as the independent registered public accountant for the Company for the fiscal year ending December 31, 2015, require that the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter, provided a quorum has been established.  Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Stockbrokers are generally permitted by their regulatory authorities to vote shares held by them for their customers on matters considered by the regulatory authorities to be routine, even if the stockbrokers have not received voting instructions from their customers.  If the regulatory authorities do not consider a matter routine, then a stockbroker is generally prohibited from voting a customer's shares on the matter unless the customer has given voting instructions on that matter to the stockbroker.  Because Proposal No. 1 to elect directors, Proposal No. 2 to approve, as a non-binding advisory vote, the compensation of the Company's named executive officers, and Proposal No. 3 to approve an amendment to the 2010 Southern First Bancshares, Inc. Stock Incentive Plan to increase by 25,000 the number of shares of common stock issuable under the plan pursuant to restricted stock grants, are not considered to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to these matters is counted.  Stockbrokers and banks holding shares for their customers will not have the ability to cast votes with respect to these matters unless they have received instructions from their customers. Your stockbroker or bank will not vote on these non-routine matters if you do not give voting instructions with respect to these matters.

When you sign the proxy card, you appoint Jimmy Orders, III and Fred Gilmer, Jr. as your representatives at the meeting.  Mr. Orders and Mr. Gilmer will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Gilmer will vote your proxy “FOR” the election to the board of directors of all nominees listed below under “Election of Directors,” “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, “FOR” the amendment to the 2010 Southern First Bancshares, Inc. Stock Incentive Plan to increase by 25,000 the number of shares of common stock issuable under the plan pursuant to restricted stock grants, and “FOR” the ratification of our independent registered public accountant.  In addition, if any other matters come before the meeting, Mr. Orders and Mr. Gilmer will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders.  Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about April 14, 2015.

Important Notice of Internet Availability. This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2014 (our “2014 Form 10-K”) are available to the public for viewing on the Internet at http://www.edocumentview.com/sfst.  Directions to the Annual Meeting can be obtained by contacting Ms. Ellen Kish at 864.679.9000.

In addition, the above items and other filings made by the Company with the Securities and Exchange Commission (the “SEC”) are also available to the public on the SEC’s website on the Internet at www.sec.gov.

Only one copy of our proxy materials is being delivered to two or more shareholders who share an address.  However, upon request by any shareholder, we will deliver one or more additional copies of this proxy statement and our 2014 Form 10-K to shareholders at a shared address to which a single copy of the documents was delivered.  Accordingly, shareholders should contact us at 864.679.9000 if they wish to receive any additional copies of our proxy materials.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current term of the Class I directors will expire at this annual meeting of shareholders, the term of the Class II directors will expire at the 2016 annual meeting, and the term of the Class III directors will expire at the 2017 annual meeting. Our current directors and their classes are:

Class I	Class II	Class III
Mark A. Cothran	Leighton M. Cubbage	Andrew B. Cajka
Rudolph G. Johnstone, III, M.D.	David G. Ellison	Anne S. Ellefson
R. Arthur Seaver, Jr.	James B. Orders, III	Fred Gilmer, Jr.
	William B. Sturgis	Tecumseh Hooper, Jr.

Shareholders will elect three nominees as Class I directors at the Annual Meeting to serve a three-year term, expiring at the 2018 Annual Meeting of Shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the three nominees receiving the highest number of votes will be elected.  Shareholders do not have cumulative voting rights with respect to the election of directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Gilmer will vote your proxy to elect Messrs. Cothran, Johnstone, and Seaver as Class I directors.  If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Orders and Mr. Gilmer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

The Board of Directors unanimously recommends that you vote “FOR” the election of Mark A. Cothran, Rudolph G. Johnstone, III, M.D. (“Trip”) and R. Arthur Seaver, Jr. as Class I directors.

Set forth below is certain information about the Class III nominees, each of whom is also a director of the Bank and has been a director of the Company since early in its formation.

Mark A. Cothran, 57, Class I director, is the president and owner of Cothran Properties, LLC, a real estate development company in Greenville, South Carolina.  He has been with Cothran Properties, LLC since 1986.  Mr. Cothran received his bachelor’s degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina.  He currently serves on the Tax and Legislative Committee and the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also the past chairman.  He is also the past president of the state chapter of NAIOP.  He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce’s Economic Development Board, and on the Advisory Board of Greenville National Bank. He currently serves on the board of directors of General Wholesale Distributors, Inc.  His extensive experience in real estate and development activities, along with his long term ties to our local community, provide him with a valuable understanding of the key markets we serve.

Rudolph G. “Trip” Johnstone, III, M.D., 54, Class I director, is a physician who has practiced with Allergy Partners of the Upstate since 1992.  He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986.  Dr. Johnstone served on the consulting board to Greenville National Bank from 1995 until 1998.  He is on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society.  He has an extensive knowledge of and a connection to the medical community, a targeted market for the bank, which enhances his ability to contribute to the company as a director.

R. Arthur “Art” Seaver, Jr., 51, Class I director, has served as the Chief Executive Officer of our Company and our Bank since 1999.  He has over 27 years of banking experience.  From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina.  From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998.  He was the senior vice president in lending and was also responsible for managing Greenville National Bank’s deposit strategies prior to leaving to form Greenville First Bank.  Mr. Seaver is a 1986 graduate of Clemson University with a bachelor’s degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management.  He is a member of the board of the St. Francis Foundation, member and past chairman of the Executive Committee for the South Carolina Bankers Association, and current chair of the United Way of Greenville County Board of Trustees.  Past organizations that he has worked with include the United Way of Greenville County, Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church.  His experience with various local and nonprofit organizations provides him with a valuable understanding of our community.

Set forth below is information about our company’s and bank’s other directors each of whom has been a director of our company since our formation in 1999 and is also a director of our bank.

Andrew B. Cajka, 55, Class III director, has served as a director of the Company since 1999.  Mr. Cajka is the founder and president of Southern Hospitality Group, LLC, a hotel management and development company in Greenville, South Carolina.  Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998.  He is a 1982 graduate of Bowling Green State University.  He serves as a board member for the Metropolitan Arts Council, and as treasurer of the Visit Greenville SC Convention and Visitors Bureau.  He is a past chairman of the Greenville County Research and Technology Development board, past chairman of the Greenville Convention and Visitors Bureau, past chairman of the Greenville Tech Hospitality Board, and as past vice chairman of the board for St. Joseph’s High School.  He is a previous member of the BMW Nationwide Tournament advisory board. Mr. Cajka has served as a board member of the Urban League, Upstate Red Cross, and Thornblade Board of Governors. Mr. Cajka served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of Greenville Hospital Foundation Board and past chairman of the Children’s Hospital.  He has substantial development and management experience in the hospitality industry and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Leighton M. Cubbage, 62, Class II director, is the co-founder and chairman of Serrus Capital Partners, a real estate investment company.  Previously, he was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995.  Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a weekly newspaper and car dealerships.  He is a 1977 graduate of Clemson University with a bachelor’s degree in political science.  Mr. Cubbage previously served as chairman of the Greenville Hospital System board of trustees, was a former member of the Greenville Technical College Foundation Board and has served on the board of directors of the Greenville Chamber of Commerce, Clemson Spiro College of Entrepreneurship and Homes of Hope. Mr. Cubbage was chosen by the South Carolina Governor as Chairman of the South Carolina Venture Capital Authority and was inducted into the Clemson University Spiro Entrepreneurial Institute Hall of Fame in 2011.  In 1993 he graduated from the University of North Carolina at Chapel Hill’s Advanced Management Program. His leadership experience, extensive knowledge of the technology industry and corporate management enhance his ability to contribute to the company as a director.

Anne S. Ellefson, 60, Class III director, has served as a director of the Company since 2001.  Ms. Ellefson is an attorney and serves as Deputy General Counsel for Academics and Community Affairs at Greenville Health System.  She was formerly a shareholder with Haynsworth Sinkler Boyd, P.A., where she practiced law from 1979 through 2013.  Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor’s degree and a 1979 graduate of the University of South Carolina School of Law.  Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T.  She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County and formerly served on the Board of Directors of the South Carolina Chamber of Commerce. She currently serves as President-elect and as a member, and President, of the Board of Governors of the South Carolina Bar Association and as a member of the Board of Directors of the South Carolina Educational Television Endowment, South Carolina Technology & Aviation Center (SCTAC) and its 501(c)3 affiliate, ITIC.  In addition, she serves on the boards of the Greenville Local Development Corporation, the Hollingsworth Fund and Verdae Development, Inc.  She is also the past President of the South Carolina Bar Foundation.  Her extensive legal experience, with a specialization in real estate, and significant leadership activities in local and state chamber and other development organizations give her useful insights and a valuable understanding of the key markets we serve.

David G. Ellison, 65, Class II director, is a Wealth Management Advisor with Northwestern Mutual, where he retired as managing director in 2010, after 28 years of service.  Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor’s degree and a 1976 graduate of the Clemson-Furman University Program where he received a master in business administration.  Mr. Ellison served three terms on the board of trustees of Furman University, where he is a former board chair.  He is a past president of both the Furman Alumni Association and Furman Paladin Club.  He has also served on the board of trustees for United Way of Greenville County.  He is a prior commissioner of the Greenville Housing Authority.  He has extensive financial experience primarily in the insurance industry and has corporate governance experience with a number of nonprofit organizations which provide a valuable perspective as a director.

Frederick “Fred” Gilmer, Jr., 79, Class III director, has served as a director of the Company since 1999.  Mr. Gilmer is a retired senior vice president of our Bank.  He is a seasoned banker with over 50 years of experience in the financial services industry.  Mr. Gilmer was involved with the organization of Southern Bank and Trust Company, as well as Greenville First Bank, and has held executive positions with two other banks in the Greenville area.  He graduated from the University of Georgia in 1958 and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1970.  He is a graduate of Leadership Greenville and has served numerous organizations, including the Greenville Rotary Club, the YMCA, the United Way, and the First Presbyterian Church.  He also is a past board member of Family Children Service, Goodwill Industries, Downtown Area Council, Greenville Little Theater, Greenville Cancer Society, South Carolina Arthritis Foundation, Freedom Weekend Aloft, and the Greenville Chamber of Commerce.  He brings to the board an intimate understanding of our business and organization, as well as substantial leadership abilities, banking industry expertise, and management experience.

Tecumseh “Tee” Hooper, Jr., 67, Class III director, has served as a director of the Company since 1999.  Mr. Hooper, Jr. is a private investor and chief executive officer of Sign Crafters, USA, LLC, a sign manufacturer and service company in the state of South Carolina.  Mr. Hooper is also chairman of the board of FGP International Inc., an executive search and temporary placement service company.  Mr. Hooper was the president of Modern Office Machines/IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001.  Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a master in business administration from the University of South Carolina in 1971.  Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, and the United Way, and as past president of the Greenville Urban League.  Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also served as chairman of the South Carolina Department of Transportation, and of the Patriots Point Development Authority in Charleston.  He is currently a member of The Citadel Board of Visitors.  His deep ties to the local community, varied business career in executive management, including serving on the board of a publicly traded company, and experience with key government agencies provide him with a valuable perspective as a director.

James B. Orders, III, 62, Class II director, is the chairman of our board of directors.  Since 1986, he has been the president of Park Place Corporation, a company engaged in the manufacture and sale of mattresses to the wholesale market.  Mr. Orders is a director of Orders Realty Co., Inc., a real estate development and management company that is a wholly-owned subsidiary of Park Place Corporation.  He attended Clemson University from 1970 until 1974.  Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank.  He currently serves on the board of Cox Industries.  He has executive management experience in national sales markets in addition to experience in the South Carolina real estate market.  His leadership abilities and long connection to the local community enhance his ability to serve on the board of directors.

William B. Sturgis, 80, Class II director, held various executive positions with W.R. Grace & Co. from 1984 until his retirement in 1997, including executive vice president of W.R. Grace’s worldwide packaging operations and president of its North American Cryovac Division.  Mr. Sturgis graduated from Clemson University in 1957 with a degree in chemical engineering and is a graduate of the Advanced Management Program at Harvard University.  He is active with Clemson University, serving on the Foundation Board and the Engineering and Science Advisory

Board.  He is a Trustee of the First Presbyterian Church in Greenville.  His extensive and varied experience in executive management, which includes an international company, and other board oversight experience, including that of a large public university, provides a valuable perspective as a director.

Other than R. Arthur Seaver, Jr., Chief Executive Officer of our company and our bank, whose information appears above in the list of directors, information regarding each of our executive officers is listed below.

Michael D. Dowling, 43, has served as an executive vice president and the chief financial officer of our company and our bank since 2011.  He has over 19 years of experience in the banking industry.  Mr. Dowling was previously employed with KPMG LLP from 1994 until 2011, including most recently as an Audit Partner (2005-2011) and a member of KPMG’s Financial Services practice.  Mr. Dowling has extensive experience working with public companies and financial institutions. He is a 1993 graduate of Clemson University, with a degree in Accounting and is a certified public accountant in South Carolina and North Carolina.

Frederick “Fred” Gilmer, III, 50, has served as an Executive Vice President and the senior lending officer of our Bank since 1999.  He has over 25 years of banking experience.  From 1987 until 1999, Mr. Gilmer held various management positions with Wachovia Bank, N.A., including commercial lending, city executive, and vice president in private banking.  Mr. Gilmer is a 1986 graduate of Clemson University with a bachelor’s degree in management.  He continues to be actively involved with Clemson University as a current member of the Board of Visitors and the Board of the College of Business and Behavioral Sciences.  He has also served on the community boards of Bon Secours St. Francis Foundation and the Metro YMCA.  He is a past chairman of the Cleveland Street YMCA and a graduate of Leadership Greenville.  Mr. Gilmer is also involved with the Greenville Chamber of Commerce and serves as a member of the Board of The Family Effect.  He is the current chair of the finance committee at Buncombe Street United Methodist Church and serves on the finance committee at St. Joseph’s Catholic School.

F. Justin Strickland, 51, has served as president of our company and our bank since 2006.  He has over 29 years of banking experience.  From 1985 until 1993, Mr. Strickland held various positions with The Citizens & Southern National Bank of South Carolina.  From 1993 until November 2006, he was with Carolina First Bank.  From 1999 until November 2006, he held the position of South Carolina Midlands Market President.  Mr. Strickland is a 1985 graduate of the University of South Carolina with a bachelor’s degree in finance and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1996.  He is the past Chairman of the Greater Columbia Chamber of Commerce, the Children’s Trust Fund of South Carolina, Junior Achievement of the Midlands, and the SC Bankers Association. He is a past member of the boards of the Saluda Shoals Foundation, Columbia Urban League, Palmetto Health Foundation (past chairman), the SC Bankers School (past chairman), and the Boy Scouts – Indiana Water Council.  He was a prior Chairman of the SC Bankers Association/Young Bankers Division where he received the SC Outstanding Young Bankers Award in 1999.  Currently, Mr. Strickland is the chairman of The Lexington Medical Foundation and vice chairman of The Navigating from Good to Great Foundation.  He is a member of Saxe Gotha Presbyterian Church.  He has been a member in the past with the Rotary Club, Sertoma Club, Business Association of Columbia, Salvation Army, and the United Way.

Family Relationships.  Dr. Rudolph G. Johnstone, III, director, is Fred Gilmer, Jr.’s stepson and Fred Gilmer, III, executive vice president, is Fred Gilmer Jr.’s son.  No other director has a family relationship with any other director or executive officer of the company.

PROPOSAL NO. 2:
NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

We are asking you to approve the compensation of the Company’s named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure).

The Company seeks to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are strongly aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon the Company, the board of directors, or the compensation committee. However, the Company, the board, and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board of directors believes our compensation policies and procedures achieve this objective, and therefore recommend shareholders vote “FOR” the proposal through the following resolution:

“Resolved, that the compensation of executive officers named in the Summary Compensation Table of Southern First Bancshares, Inc.’s Proxy Statement for the 2015 Annual Meeting of Shareholders, including the tabular and narrative compensation disclosures, is hereby approved.”

The board of directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers as disclosed in this proxy statement.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders’ Meetings

During the year ended December 31, 2014, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings.  All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders’ meetings, directors are encouraged to attend our annual shareholders’ meeting.  Ten of the eleven directors were present at the 2014 Annual Meeting of Shareholders.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and controller.  A copy of this Code of Ethics is available without charge to shareholders upon request to the secretary of the company, at Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Board Leadership Structure and Role in Risk Oversight

We are focused on the company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit, personnel, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, James B. Orders, III, has been one of our directors since 1999 and is a long-time resident of our primary market area. We believe it is the chairman’s responsibility to guide the board as it provides leadership to our executive management and the chief executive officer’s responsibility to manage the company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer.  Traditionally, the company has maintained the separateness of the roles of the chairman and the chief executive officer.  In making its decision to have an independent chairman, the board of directors considered the time and attention that Mr. Seaver is required to devote to managing the day-to-day operations of the Company. By having another director serve as chairman of the board of directors, Mr. Seaver will be able to focus his entire energy on running the company. This will also ensure there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

Our audit committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit committee also receives reports from management addressing the most serious risks affecting the day-to-day operations of the company. The audit committee reports regularly to the full board of directors, which also considers the company’s entire risk profile. The full board of directors focuses on certain significant risks facing the company and on certain aspects of the company’s general risk management strategy.  Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Independence

Our board of directors has determined that Andrew B. Cajka, Jr., Mark A. Cothran, Leighton M. Cubbage, Anne S. Ellefson, David G. Ellison, Tecumseh Hooper, Jr., James B. Orders, III and William B. Sturgis are “independent” directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market, as required by Item 407(a) of Regulation S-K.

Committees of the Board of Directors

The following chart shows the composition of the committees of our board of directors, the number of meetings held by each committee during 2014, and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market.  The audit committee, nominating & corporate governance committee, personnel committee and board risk committee are comprised exclusively of independent directors.

Director	Independent	Board (12 Meetings)	Audit (5 Meetings)	Nominating & Corporate Governance (1 Meeting)	Personnel (2 Meetings)	Finance (12 Meetings)
Andrew B. Cajka, Jr.	•	•	• Chair			•
Mark A. Cothran	•	•			•	•
Leighton M. Cubbage	•	•	•	•	•
Anne S. Ellefson	•	•	•			•
David G. Ellison	•	•		• Chair	•	•
Fred Gilmer, Jr.		•				•
Tecumseh Hooper, Jr.	•	•	•			•
Rudolph G. Johnstone, III		•				•
James B. Orders, III	•	• Chair		•	•	• Chair
R. Arthur Seaver, Jr.		•				•
William B. Sturgis	•	•	•	•	• Chair

Audit Committee

The audit committee is comprised of five independent directors, Messrs. Cajka, Cubbage, Hooper and Sturgis and Ms. Ellefson.  The audit committee, which met five times in 2014, has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed.  The committee recommends to the board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans and reviews with the independent auditors the results of the audit and management’s responses.  The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee operates under a written charter, which is available on our website, www.southernfirst.com.

Nominating Committee

During 2015, our nominating committee was comprised of four independent directors, Messrs. Cubbage, Ellison, Orders, and Sturgis.  The nominating committee recommends nominees for election to our board of directors at our annual meetings.  The board of directors, including a majority of the independent directors, selects the nominees for election to the board of directors.  Our nominating committee charter is available on our website, www.southernfirst.com.  The nominating committee met one time in 2015.  Directors recommended for re-election at our 2015 Annual Meeting of Shareholders were selected by our nominating committee. For directors previously elected by shareholders to serve on the board of directors and whose terms of service are expiring, the nominating committee considers whether to recommend to the board of directors the nomination of those directors for re-election for another term of service.  The nominating committee also considers whether to recommend to the board of directors the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the board of directors.  Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees.  In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole.  The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees.  The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•

successful business or professional experience;

•

various areas of expertise or experience which are desirable to the company’s current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;

•

personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal  reputation;

•

residence in the bank’s service area;

•

willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the company;

•

leadership and consensus building skills; and

•

a commitment to the success of the company.

We do not pay a third party to assist in identifying and evaluating director candidates.

Personnel Committee

Our personnel committee, which we may also refer to as the compensation committee, is comprised of five independent directors, Messrs. Cothran, Cubbage, Ellison, Orders and Sturgis.  The committee met two times during 2014.

The personnel committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date.  The personnel committee is responsible for annually reviewing the performance of the chief executive officer and president and reviews all compensation and awards to executive and senior officers, including the chief executive officer, president, seven executive vice presidents, and 22 other key members of management.  In addition, the personnel committee may engage compensation advisors to assist it in determining compensation levels.  The personnel committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the chief executive officer for the executive and senior officers. With respect to equity compensation awards to non-executive officers, the personnel committee has delegated restricted stock and option granting authority to the chief executive officer and president. As a part of its duties, the personnel committee must certify that it has reviewed senior executive officers compensation arrangements with a view toward ensuring that they do not create incentives to take unnecessary or excessive risks that threaten the value of the company.

We have adopted a formal personnel committee charter which is available on our website at www.southernfirst.com.

AUDIT COMMITTEE MATTERS

Our audit committee is comprised of five independent directors and operates under a written charter, which is available on our website at www.southernfirst.com.  The board of directors has determined that Messrs. Cajka, Cubbage, Hooper, and Sturgis and Ms. Ellefson, are independent, under Rule 4350 of the corporate governance listing standards of The NASDAQ Global Market.  None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the SEC.  As a relatively small public company, it is difficult to identify qualified candidates who meet all of the qualification of an audit committee financial expert and are willing to serve on our board of directors.  At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert.

Although none of the members of our audit committee qualify as “audit committee financial experts” as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee.  The board of directors has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

Report of the Audit Committee of the Board

The information contained in this report shall not be subject to the liabilities of Section 18 of the Securities exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee has reviewed and discussed with management the audited financial statements.  The audit committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 (AS 16) (“Communications with Audit Committees”), as adopted by the Public Company Accounting Oversight Board.  The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with them their independence from the company and its management.  In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2014.

The report of the audit committee is included herein at the direction of its members Mr. Cajka, Mr. Cubbage, Mr. Hooper, Mrs. Ellefson, and Mr. Sturgis.

Audit and Related Fees

Elliott Davis was our auditor during the fiscal year ended December 31, 2014. A representative of Elliott Davis will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.  The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
Audit Fees	$97,400	94,100
Tax Fees	11,670	13,315
Other Fees	61,210	6,500
Total	$170,280	113,915

Audit Fees.  This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis for the audit of our annual consolidated financial statements and our quarterly reports on Form 10-Q.

Tax Fees.  This category includes the aggregate fees billed or to be billed for tax services rendered in the preparation of state and federal tax returns for the company and its subsidiary

Other Fees.  This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees.  During the fiscal year ended December 31, 2014 these fees were primarily related to the Company’s various SEC filings regarding preferred and common stock transactions.  During the year ended December 31, 2013 these fees were for procedures related to audit requirements by the Department of Housing and Urban Development (“HUD”) related to the Bank’s involvement in the FHA lending program.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor.  All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor. In addition, the board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid to our three most highly compensated named executive officers, including our chief executive officer, for the years ended December 31, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards (2)(3)	Option Awards (2)(4)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
R. Arthur Seaver, Jr.	2014	$430,000	$80,000	$ -	$ 71,300	$ -	$ 38,553	$50,162	$670,015
Chief Executive Officer	2013	420,000	70,000	264,000	52,900	-	151,815	37,328	996,043
F. Justin Strickland	2014	265,000	120,000	-	71,300	-	42,093	42,664	541,057
President	2013	255,000	110,000	264,000	52,900	-	109,373	33,269	824,542
Michael D. Dowling	2014	210,000	-	-	71,300	85,000	25,559	40,727	432,586
Chief Financial Officer	2013	200,000	-	-	52,900	75,000	9,545	40,454	377,899

(1)

Amounts awarded for each fiscal year under one or more Southern First cash incentive plans and related bonuses were paid in the subsequent fiscal year.  Bonus compensation for Messrs. Seaver and Strickland is determined by the personnel committee of the Board.

(2)

The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the market price per share on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and is the closing price as reported on the NASDAQ Global Market as of each valuation date. See the discussion of assumptions used in the valuation of stock and option awards in Note 18, “Warrants and Stock Options and Grant Plans” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(3)

On September 30, 2013, Messrs. Seaver and Strickland each received a grant of 20,000 shares of restricted stock, in exchange for the relinquishment of certain benefits under their Amended and Restated Employment Agreements and Salary Continuation Agreements.  The per share fair value of the awards was $13.20, and the awards vest ratably over four years.

(4)

On January 21, 2014, Messrs. Seaver, Strickland and Dowling each received a grant of 10,000 stock options which had a per share fair value of $7.13 and vest ratably over four years.  On January 15, 2013, Messrs. Seaver, Strickland and Dowling each received a grant of 10,000 stock options which had a per share fair value of $5.29  and vest ratably over four years.

(5)

All other compensation includes the following items: (a) company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the company with the named executive officers pursuant to bank owned life insurance and (e) premiums for life, accident and long-term disability insurance policies.  The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or ten percent of the total amount of perquisites received by such named executive officer.

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2014, as well as the related exercise prices and expiration dates.  Options are granted pursuant to the plan.  All stock option information has been adjusted to reflect all prior stock splits and dividends.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Units of	Units of
	Underlying Unexercised		Option	Option	Stock that	Stock that
	Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested	Vested
R. Arthur Seaver, Jr.	9,983	-	$ 5.09	01/20/2019	21,050	231,500
	106,480	-	5.67	01/19/2020	-	-
	8,597	2,866	5.97	01/18/2021	-	-
	1,385	462	6.01	01/18/2021	-	-
	6,050	6,050	6.01	01/17/2022	-	-
	2,750	8,250	8.68	01/15/2023	-	-
	-	10,000	13.43	01/21/2024	-	-
F. Justin Strickland	13,310	-	16.30	11/10/2016	17,750	219,850
	6,655	-	10.14	01/15/2018	-	-
	9,983	-	5.09	01/20/2019	-	-
	13,310	-	5.67	01/19/2020	-	-
	8,597	2,866	5.97	01/18/2021	-	-
	1,385	462	6.01	01/18/2021	-	-
	9,075	9,075	6.01	01/17/2022	-	-
	2,750	8,250	8.68	01/15/2023	-	-
	-	10,000	13.43	01/21/2024	-	-
Michael D. Dowling	9,075	3,025	6.53	03/22/2021	3,506	26,788
	9,075	9,075	6.01	01/17/2022	-	-
	2,075	8,250	8.68	01/15/2023	-	-
	-	10,000	13.43	01/21/2024	-	-

(1)	All of the unvested options have an expiration date of ten years following the date of grant and vest in four equal increments on the first four anniversaries of the applicable date of grant.

Executive Compensation Arrangements

Employment Agreements

We entered into an amended and restated employment agreement with Art Seaver on September 30, 2013, pursuant to which he serves as the chief executive officer of both our company and our bank.  The agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is three years.  As of March 15, 2015, Mr. Seaver receives a minimum annual salary of $440,000, which may be increased annually by the board of directors.  He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs and receives an automobile owned by the bank.

Mr. Seaver’s employment agreement also provides that during the term of employment and for a period of 12 months following termination, Mr. Seaver may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees.  If Mr. Seaver terminates his employment for good reason, as defined in the employment agreement, or if he is terminated following a change in control of our company, as defined in the employment agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately.

We also entered into amended and restated employment agreements on September 30, 2013 with Justin Strickland to serve as president of our company and Michael Dowling to serve as executive vice president and chief financial officer of the bank.  Each agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is two years.  As of March 15, 2015, Messrs. Strickland and Dowling are paid a salary of $275,000 and $225,000, respectively, which may be increased annually by the board of directors.  They are also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs.  Mr. Dowling is entitled to receive either an automobile owned or leased by us or an automobile allowance of $10,200 annually. As of January 2012, Mr. Strickland received an automobile owned by the bank and no longer receives a monthly automobile allowance.

Each employment agreement also provides that during the term of employment and for a period of 12 months following termination, Messrs. Dowling and Strickland may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees.  If Messrs. Gilmer or Strickland terminate their employment for good reason, as defined in the employment agreement, or if they are terminated following a change in control of our company, as defined in the employment agreement, they will be entitled to severance compensation of their then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately.

Salary Continuation Agreements

The bank entered into a Salary Continuation Agreement with Art Seaver on October 30, 2006, Justin Strickland on December 17, 2008, and Michael Dowling on September 30, 2013.  Mr. Seaver’s and Mr. Strickland’s agreements were amended on September 30, 2013.  Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before the retirement age set forth in each agreement, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15 - year term certain period.  Under the terms of the agreements, Mr. Seaver will receive an annual supplement retirement benefit of $250,000, Mr. Strickland will receive $200,000, and Mr. Dowling will receive $150,000.  The bank has other salary continuation agreements with 13 senior officers pursuant to which each will receive an annual supplement retirement benefit of between $50,000 and $100,000.

Endorsement Split Dollar Agreements

We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service.  We entered into endorsement split dollar insurance agreements effective January 1, 2009, with Messrs. Seaver and Strickland and on November 1, 2012 with Mr. Dowling, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life.  The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first.  The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) three times the executives salary.  The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods.  Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current federal income tax law.  The collection of death benefits on the life insurance policies, which is likewise tax free under current federal and state income taxation, is expected to enhance the company’s return as well.  The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Equity Compensation Plan Information

The following table sets forth the equity compensation plan information at December 31, 2014.  All stock option information has been adjusted to reflect all prior stock splits and dividends.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))

Equity compensation plans approved by security holders:
2000 Stock options(1)	356,190	$6.64	-
2010 Stock Incentive Plan – options	303,789	9.07	262,237
2006 Restricted Stock Plan	-	-	-
2010 Stock Incentive Plan – restricted stock	-	-	14,049
Total	659,979	$7.75	276,286

(1)

Under the terms of the Plan, no further awards may be granted, effective March 2010; however, the Plan will remain in effect until all awards have been exercised or forfeited and we determine to terminate the Plan.  As of March 2010, any options that expire or are forfeited are eligible to be reissued as non-qualified stock option awards.

Director Compensation

The following table shows the compensation paid to each of our non-employee directors for board and committee meeting attendance in 2014.  None of our non-employee directors received any other compensation for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash
Andrew B. Cajka, Jr.	$ 22,250
Mark A. Cothran	16,500
Leighton M. Cubbage	14,250
Anne S. Ellefson	21,000
David G. Ellison	19,600
Fred Gilmer, Jr.	18,000
Tecumseh Hooper. Jr.	21,000
Rudolph G. Johnstone, III	17,250
James B. Orders, III	22,650
William B. Sturgis	13,700
$ 186,200

In 2014, we paid each of our non-employee directors $750 for each board meeting they attended and $750 for each committee meeting they attended.  The chairmen of the board and committees are paid an additional $100 for each meeting they attend.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 13, 2015 for (i) each director and nominee, (ii) each holder of 5% or greater of the Company’s common stock, (iii) the Company’s named executive officers, and (iv) all executive officers and directors as a group.  Unless otherwise indicated, the mailing address for each beneficial owner is care of Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Name and Address	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)
Andrew B. Cajka, Jr.	8,573	3,328	0.19%
Mark A. Cothran	95,863	3,328	1.59%
Leighton M. Cubbage	100,172	3,328	1.66%
Anne S. Ellefson	22,761	3,328	0.42%
David G. Ellison	39,731	3,328	0.69%
Fred Gilmer, Jr.	57,367	3,328	0.97%
Tecumseh Hooper, Jr.	45,019	3,328	0.78%
Rudolph G. Johnstone, III	37,381	3,328	0.65%
James B. Orders, III	42,269	3,328	0.73%
R. Arthur Seaver, Jr.	63,458	146,848	3.30%
William B. Sturgis	79,834	3,328	1.33%
Michael D. Dowling	15,314	33,713	0.78%
Frederick Gilmer, III	38,280	49,678	1.40%
F. Justin Strickland	50,128	78,181	2.03%
Wellington Management Group LLP(4)	580,156	-	9.31%
EJF Capital LLC (5)	575,000	-	9.23%
The Banc Funds Company, LLC (6)	564,904	-	9.07%
Manulife Asset Management (US) LLC (7)	338,478	-	5.43%

Executive officers and directors as a group (14 persons)	696,149	341,699	15.79%

(1)

Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options, but does not include any unvested stock options.
(3)

For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.  For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.  The calculations are based on 6,230,820 shares of common stock outstanding on March 13, 2015.

(4)

The mailing address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.  The Wellington Management Group LLP information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by Wellington Management Group LLP with the SEC on February 12, 2015.

(5)

The mailing address for EJF Capital LLC is  2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.  The EJF Capital LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by EJF Capital LLC with the SEC on February 13, 2015.

(6)

The mailing address for The Banc Funds Company, LLC is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.  The Banc Funds Company, LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by The Banc Funds Company, LLC with the SEC on February 13, 2015.

(7)

The mailing address for Maulife Asset Management (US) LLC is 197 Clarendon Street, Boston, MA 02116.  The Manulife Asset Management (US) LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by Manulife Asset Management (US) LLC with the SEC on February 13, 2015.

PROPOSAL NO. 3:

AMENDMENT TO THE 2010 SOUTHERN FIRST BANCSHARES, INC.

STOCK INCENTIVE PLAN

On March 16, 2010 our board of directors adopted, and on May 18, 2010 our shareholders approved, the 2010 Southern First Bancshares, Inc. Stock Incentive Plan (the “Plan”) that provides for the grant of up to 445,885 shares (as adjusted for stock dividends in 2011, 2012, and 2013) in the form of restricted stock awards and stock options to our officers, employees, directors, advisors, and consultants. Of this total, up to 79,860 shares (as adjusted for stock dividends in 2011, 2012, and 2013) of common stock were eligible for issuance as restricted stock and 366,025 shares (as adjusted for stock dividends in 2011, 2012, and 2013) were eligible for issuance as stock options. On March 28, 2014, the board of directors approved, and on May 20, 2014 our shareholders approved an amendment to the Plan, which increased the number of shares of common stock issuable under the Plan pursuant to stock options from 366,025 share to 566,025 shares.  As of March 31, 2015, 14,049 shares of common stock remained available for the issuance as restricted stock and 172,267 shares of common stock remained available for the issuance pursuant to stock options under the Plan.

On March 17, 2015, the board of directors approved an amendment to the Plan, subject to shareholder approval, increasing the number of shares of common stock issuable under the Plan pursuant to restricted stock grants from 79,860 shares to 104,860 shares (as adjusted for stock dividends in 2011, 2012, and 2013).  Thus, if the amendment is passed, the Board would be authorized to grant up to 211,316 shares in the future (of which, no more than 39,049 may be issued as restricted stock) pursuant to the amended Plan, assuming no additional shares become available for reissuance due to the expiration, forfeiture, cancellation or exchange of a currently outstanding equity award.  We are seeking shareholder approval for this amendment.

The Company has no current plans, proposals or arrangements to grant restricted stock and/or option awards.

The Company provides equity incentive compensation awards because it believes that such compensation reflects the recipient’s responsibilities, rewards demonstrated performance and leadership, encourages future performance, aligns the interests of the recipients with the interests of shareholders and motivates recipients to remain with the Company through the term of the awards.

To determine the number of additional shares to add to the Plan, the board of directors considered forecasted future share needs for management compensation. The forecast was based on the Company’s historical grant activity, and the Company’s desire to continue to grow its franchise.  We believe that appropriate equity incentives are important to attract and retain the highest caliber of employees, to link incentive rewards to Company performance, to encourage employee ownership in the Company and to align the interests of our employees to those of our shareholders. The approval of the amendment to the Plan will enable the Company to continue to provide such incentives.

The following summary of the material features of the Plan is qualified in its entirety by reference to the copy of the Plan, which is incorporated by reference to our Proxy Statement for the 2010 annual meeting of shareholders. The proposed amendment to the Plan is attached as Appendix A to this proxy statement and is incorporated by reference. A copy of the Plan will be provided without charge to each shareholder upon our receipt of a written request.

Purpose of the Plan

We believe we have been able to attract highly qualified personnel to the Company and the Bank in part through the use of stock option grants and awards of restricted stock, and that it is desirable to have the continued ability to attract additional personnel and to return and reward exceptional performance by employees through other awards that encourage stock ownership and proprietary interest in the Company. The board of directors believes that the Plan provides a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. By providing such individuals with additional incentive and reward opportunities, the board believes that the Plan enhances the profitable growth of the Company.

Administration of the Plan

The Plan is currently administered by the compensation committee of the board; however, the Plan provides that it can be administered by the board, the compensation committee of the board, or any other committee appointed by the board. Any such Committee may, but is not required to be, comprised of two or more “outside” directors, within the meaning of section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and within the meaning of the term “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The administrator administers the Plan and has sole authority, in its discretion, to determine which officers, teammates, consultants, advisors or directors will receive awards, the number of shares of common stock to be subject to each award, and the forfeiture restrictions (as defined below) for each award.

Shares Subject to the Plan

The Plan provides for awards of both stock options and restricted stock.

Stock options granted to participants under the Plan may be either incentive stock options, or ISOs, under the provisions of Section 422 of the Code, or options that are not subject to the provisions of Section 422 of the Code, or Nonqualified Options. Stock options entitle the recipient to purchase shares of common stock at the exercise price specified in the award agreement. The administrator at its discretion determines the number of option shares, the term of the option, the exercise price (subject to the minimum price described above), the vesting schedule and performance conditions (if any), and any other terms and conditions.

The administrator will determine the periods during which the options will be exercisable. However, no option will be exercisable more than 10 years after the date of grant. Payment of the exercise price of any option may be made in cash or cash equivalent, as determined by the administrator, or, as determined by the administrator in its discretion, (1) to the extend permitted by law, by means of any cashless exercise procedure approved by the administrator, (2) by delivering shares of common stock already owned by the option holder, (3) to the extent permitted by law, by such other method as the administrator may determine, or (4) any combination of the foregoing.

Restricted stock consists of shares of common stock which are issued to the participant at the time the award is made or at some later date, which shares are subject to certain restrictions against disposition and certain obligations to forfeit such shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions, which may be different for each award, will be determined by the administrator in its sole discretion.

The administrator may, in its discretion, fully vest any or all stock options or restricted stock awarded to a participant under an award and, upon such vesting, all option vesting conditions or Forfeiture Restrictions applicable to the award will terminate. Any such action by the administrator may vary among individual participants and may vary among awards held by any individual participant. The administrator may not, however, take any such action with respect to an award that has been granted to a “covered employee,” within the meaning of Treasury Regulation Section 1.162-27(c)(2), if such award is intended to meet the exception for performance-based compensation under Section 162(m) of the Code.

The maximum number of shares that may be subject to awards granted to any one participant may not exceed 100% of the aggregate number of shares of common stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan).

Amendment and Termination of the Plan

The board of directors may amend or terminate the Plan, provided that shareholder approval will be required to (i) increase the total number of shares reserved for issuance under the Plan, or (ii) change the class of recipients eligible to participate in the Plan. No amendment shall adversely affect any of the rights of any holder of any award without the holder's consent. The administrator may accept surrender of outstanding stock options or restricted stock under the Plan and grant new awards in substitution for them; provided that the administrator will not exchange underwater stock options without prior shareholder approval. The Plan shall terminate in any event ten years after its effective date.

Authorized Shares

In the event of a stock dividend, stock split, reorganization, merger, recapitalization or other change affecting the common stock, such proportionate adjustments, if any, as the administrator deems appropriate, will be made.  If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of common stock subject to such awards will again be available for distribution in connection with awards under the Plan.

If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of common stock subject to such awards will again be available for distribution in connection with awards under the Plan.

Tax Effects of Participation in the Plan

Stock Options

There are no federal income tax consequences to the participant or to the Company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

Restricted Stock

Under the Internal Revenue Code as presently in effect, a participant generally will not recognize any income for federal income tax purposes at the time an award of restricted stock is made, nor will the Company be entitled to a tax deduction at that time, unless the participant elects to recognize income at the time that award of restricted stock is made. If the participant does not make such election, the value of the common stock will be taxable to the participant as ordinary income in the year in which the Forfeiture Restrictions lapse with respect to such shares of stock. We have the right to deduct, in connection with all awards, any taxes required by law to be withheld and to require any payments required to enable it to satisfy our withholding obligations. We will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant at the time of such recognition.

Additional Tax Matters

We may not deduct compensation of more than $1,000,000 that is paid in a taxable year to certain "covered employees" as defined in Section 162(m) of the Code. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. It is possible that some awards under the plan may constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, although it is generally anticipated that most restricted stock awards will not constitute such performance-based compensation.

Unless otherwise determined in an award agreement, in the event of a change in control, as defined in the plan: (1) each outstanding option or restricted share shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such award granted shall lapse, and (3) any performance conditions imposed with respect to awards shall be deemed to be fully achieved. Under Section 280G of the Code, we may not deduct certain compensation payable in connection with a change of control. The acceleration of vesting of awards in conjunction with a change of control of the Company may be limited under certain circumstance thereby avoiding nondeductible payments under Section 280G.

Plan Benefits

Not more than 35% of the total number shares initially reserved and available for issuance under the Plan (subject to adjustment) may be made subject to options or awards of restricted stock granted to any single individual in any one fiscal year of the Company. Such limitation shall be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

No awards have been granted under the amendment to the Plan as of the date of this proxy statement.

Reasons for Authorization and Vote Required

The plan is being submitted to the shareholders for approval pursuant to Section 162(m) of the Code and the rules of The NASDAQ Global Market.

If a quorum is present at the annual meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

The board of directors recommends that you vote "FOR" approval of the amendment to the Plan to increase by 25,000 the number of shares of common stock issuable under the Plan pursuant to restricted stock grants.

PROPOSAL NO. 4:
RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable.  In the event the appointment of Elliott Davis is not ratified by the required vote, the audit committee will re-evaluate the engagement of our independent auditors.  Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of us and our shareholders.  We expect that a representative from Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders.

If a quorum is present at the Annual Meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

The board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis as our independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers of the company and the bank and their affiliates.  Our policies and procedures related to these transactions are not in writing, but are reflected by our course of conduct.  These transactions are made on substantially the same terms (including price, interest rates, repayment terms, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Loans do not involve more than the normal risks of repayment nor present other unfavorable features.  Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.

The aggregate dollar amount of loans outstanding to persons affiliated with the bank was approximately $20.2 million at December 31, 2014.

Compensation Committee Interlocks and Insider Participation.

The members of the compensation committee – which we call our personnel committee – during the year ended December 31, 2014 were Messrs. Sturgis, Cothran, Cubbage, Ellison, and Orders.  No member of this committee was at any time during 2014 or at any other time an officer or employee of the Company or any of its subsidiaries, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.  No executive officer of the Company has served on the board of directors or personnel committee of any other entity that has or has had one or more executive officers who served as a member of the personnel committee during 2014.

Interests of Management and Others in Certain Transactions

The bank has a land lease with a company owned by one of the bank’s directors, Mr. Cothran, on the property for one of our branch offices, with monthly payments of $5,388.  In addition, the bank periodically enters into various consulting agreements with the director for development, administration and advisory services related to the purchase of property and construction of current and future branch office sites.  Also, the bank contracts with a company owned by Mr. Cothran to provide property management services for its four offices in the Greenville market.  The bank paid Mr. Cothran and his related parties approximately $32,000 and $30,000 for these services during 2014 and 2013, respectively.

The bank also purchases various signage for its retail offices from a local vendor for which one of the Company’s directors, Mr. Hooper, acted as chairman of the board. The bank paid approximately $41,000 and $166,000 to the vendor for the years ended December 31, 2014 and 2103, respectively.

The bank is of the opinion that the lease payments and management fees paid to Mr. Cothran represent market costs that could have been obtained in similar “arms length” transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Based solely on our review of these forms and written representations from the officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2014, except that on one occasion Form 4s for each of Mr. Ellison, Ms. Ellefson, Mr. Seaver, and Mr. Strickland, on two occasions Form 4s for Mr. Dowling and Mr. Gilmer, III, and on three occasions Form 4s for Mr. Cajka were filed after the required period.  Form 5s were filed within the required period for Mr. Orders for Form 4 transactions not reported during 2014.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2016 Annual Meeting of Shareholders, they must deliver a written copy of their proposal to our principal executive offices no later than December 18, 2015.  To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the our proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 14, 2015

Appendix A

AMENDMENT TO

SOUTHERN FIRST BANCSHARES, INC.

2010 STOCK INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS

March 28, 2014

The Board of Directors amended Section 3 of the Southern First Bancshares, Inc. 2010 Stock Incentive Plan (the “Plan”) to increase by 200,000 the number of shares of common stock (the “Shares”) reserved for issuance under the Plan pursuant to stock options (“Options”) from 366,025 Shares to 566,025 Shares (as adjusted by stock dividends in 2011, 2012, and 2013) by deleting Section 3 in its entirety and replacing it with the language below. Pursuant to Section 10 of the Plan and NASDAQ Listing Rule 5635(c), this amendment (this “Amendment”) will be submitted to the shareholders of the Company for approval at the upcoming 2014 annual meeting of shareholders.

Section 3. Shares Subject to the Plan.

Subject to Section 4 of the Plan, (i) the total number of Shares reserved and available for issuance under the Plan pursuant to Options shall be 566,025 Shares (some or all of which may be granted as ISOs), and (ii) the total number of Shares reserved and available for issuance under the Plan pursuant to Awards of Restricted Stock shall be 79,860 Shares. Not more than thirty-five percent of the total number Shares reserved and available for issuance under the Plan (subject to adjustment pursuant to Section 4 of this Plan) may be made subject to Options or Awards of Restricted Stock granted to any single individual in any one (1) fiscal year of the Company. Such limitation shall be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. At all times the Company shall reserve and keep available a sufficient number of shares as shall be required to satisfy the requirements of all outstanding Options under the Plan.

To the extent that (i) an Option expires or is otherwise cancelled, surrendered, exchanged or terminated without being exercised, or (ii) any Shares issuable with respect to or subject to any Award are forfeited or withheld (or shares of Stock owned by a Participant are delivered to the Company, including by attestation) to satisfy tax withholding obligations or an Option Exercise Price, such Shares (and any such shares of Stock so delivered) shall again be available for issuance in connection with future Awards granted under the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed as of March 28, 2014 in accordance with the authority provided by the Board of Directors.

SOUTHERN FIRST BANCSHARES, INC.

By:   /s/  Julie A. Fairchild

Name:   Julie A. Fairchild

Title:   Corporate Secretary

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
SOUTHERN FIRST BANCSHARES, INC.
to be held on May 19, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints James B. Orders, III and Fred Gilmer, Jr., each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Southern First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 19, 2015, at The Poinsett Club at 807 East Washington Street, Greenville, South Carolina, at 5:00 p.m., Eastern Standard time, and at any postponement or adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged.  These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the three identified directors to serve on the board of directors, (ii) “FOR” Proposal No. 2 to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding advisory vote); (iii) “FOR” Proposal No. 3 to approve an amendment to the 2010 Southern First Bancshares, Inc. Stock Incentive Plan to increase by 25,000 the number of shares of common stock issuable under the plan pursuant to restricted stock grants, and (iv) “FOR” Proposal No. 4 to ratify the appointment our independent registered public accountant for the fiscal year ending December 31, 2015.

PROPOSAL to elect the three identified Class I directors.

Mark A. Cothran	R. Arthur Seaver, Jr.
Rudolph G. Johnstone, III, M.D.

☐ FOR all nominees	☐ WITHHOLD AUTHORITY
listed (except as marked to the contrary)	to vote for all nominees

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

PROPOSAL to approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL to approve an amendment to the 2010 Southern First Bancshares, Inc. Stock Incentive Plan to increase by 25,000 the number of shares of common stock issuable under the plan pursuant to restricted stock grants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL to ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accountant for the fiscal year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated: , 2015	Dated: , 2015

Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.